As filed with the Securities and Exchange Commission on March 24, 2015

Registration No. 333-183170

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

C&J Energy Services, Inc.*

Delaware	20-5673219
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3990 Rogerdale

Houston, Texas 77042

(713) 325-6000

(Address, Including Zip Code and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Theodore R. Moore

Executive Vice President, General Counsel and Corporate Secretary

3990 Rogerdale

Houston, Texas 77042

(713) 325-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to

Stephen M. Gill

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public:

Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

*ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Additional Registrant as Specified in its Charter(1)	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employee Identification No.
C&J Spec-Rent Services, Inc.	Indiana	1389	87-0750712
Total E&S, Inc.	Indiana	1389	74-3205351
C&J VLC, LLC	Delaware	1389	45-5129989
Casedhole Holdings, Inc.	Delaware	1389	26-2434209
Casedhole Solutions, Inc.	Oklahoma	1389	86-1133430

(1)	The address and telephone number for each subsidiary guarantor registrant is 3990 Rogerdale, Houston, Texas 77042 and (713) 325-6000.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, File No. 333-183170, which was filed with the Securities and Exchange Commission on August 8, 2012 pertaining to the sale of an indeterminate amount of shares of common stock of C&J Energy Services, Inc. (“C&J”), preferred stock depositary shares, warrants and debt securities and related guarantees, which may be sold from time to time in one or more series up to a total aggregate amount of $500,000,000 (the “Registration Statement”), is filed by the Registrants, and deregisters all unsold securities registered for issuance under the Registration Statement.

On June 25, 2014, C&J, Nabors Industries Ltd. (“Nabors”) and Nabors Red Lion Limited (“Red Lion”), a wholly owned subsidiary of Nabors, entered into an agreement and plan of merger (the “Merger Agreement”). Pursuant to the Merger Agreement, on March 24, 2015, C&J merged with and into a wholly owned subsidiary of Red Lion (the “Merger”), with C&J surviving the Merger as a wholly owned subsidiary of Red Lion.

As a result of the Merger, the Registrants have terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrants are filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-3, File No. 333-183170, pursuant to Rule 478 under the Securities Act of 1933 (the “Securities Act”) to hereby terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings of the Partnership in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on March 24, 2015.

C&J ENERGY SERVICES, INC.

By:	/s/ Theodore R. Moore
Theodore R. Moore
Executive Vice President, General Counsel and
Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Act and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas, on March 24, 2015.

C&J SPEC-RENT SERVICES, INC.
TOTAL E&S, INC.
CASEDHOLE HOLDINGS, INC.
CASEDHOLE SOLUTIONS, INC.

	By:	/s/ Joshua E. Comstock
Joshua E. Comstock
Chief Executive Officer

C&J VLC, LLC

By:	C&J Spec-Rent Services, Inc., its sole member

	By:	/s/ Joshua E. Comstock
Joshua E. Comstock
Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act.